DATED November 4, 2013
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 2.450% NOTES DUE 2018 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 2.450% Notes Due 2018
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	November 4, 2013
Settlement Date (Original Issue Date):	November 7, 2013
Maturity Date:	September 6, 2018
Principal Amount:
$100,000,000. The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300,000,000 aggregate principal amount of Medium-Term Notes, Series G, 2.450% Notes Due 2018 issued by us on September 6, 2013. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series G, 2.450% Notes Due 2018 and will trade interchangeably with the previously issued Medium-Term Notes, Series G, 2.450% Notes Due 2018 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, 2.450% Notes Due 2018 will be $400,000,000

Price to Public (Issue Price):	102.066%, plus accrued interest
Dealers' Commission:	0.30% (30 basis points) of the principal amount
Accrued Interest:	$415,138.89
All-in-price:	101.766%, plus accrued interest
Pricing Benchmark:	UST 1.250% Notes due October 31, 2018
UST Spot (Yield):	1.349%
Spread to Benchmark:	+ 65 basis points (0.65%)
Yield to Maturity:	1.999%
Net Proceeds to Issuer:	$101,766,000, plus accrued interest
Coupon:	2.450%
Interest Payment Dates:	Interest will be paid semi-annually on the 6th of March and September of each year, commencing March 6, 2014 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	SG Americas Securities, LLC (100.00%)
Billing and Delivery Agent:	SG Americas Securities, LLC
CUSIP:	14912L5T4
Supplemental United States Federal Income Tax Considerations
Pursuant to final Treasury regulations and an Internal Revenue Service notice, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences—Non-United States Holders—Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling SG Americas Securities, LLC toll free at 1-855-881-2108.